Exhibit 99.1
RPM Reports Record Fourth-Quarter and Fiscal-Year Sales and Earnings
Before 10-Year Asbestos Liability Reserve Charge
•	Creation of 10-year, $321 million (undiscounted) asbestos liability reserve results in net loss for both current periods

•	Fourth-quarter sales grow 21%, fueling 29% net income growth before asbestos charges

•	Fiscal-year sales reach $3.0 billion, ahead 18%, lifting earnings 9% before asbestos charges

•	Momentum continues, solid sales and earnings gains again anticipated for fiscal 2007
MEDINA, OH — July 24, 2006 — RPM International Inc. (NYSE: RPM) today reported record sales for the fourth quarter and fiscal year ended May 31, 2006, and net losses for both periods as the result of a charge for establishing a substantial long-term asbestos liability reserve.
Fourth-Quarter Results
Record net sales of $909.2 million in the fourth quarter were up 20.5% from $754.4 million achieved a year ago, with strong performance from both of the company’s operating segments.
Asbestos charges totaled $335.0 million in the quarter, including a long-term reserve of $321.0 million and current reserves of $14.0 million. As a result, the net loss for the period was $142.0 million, or $1.21 per diluted share, compared to net income of $46.2 million, or $0.37 per diluted share in the fiscal 2005 fourth quarter, which included a $16.0 million asbestos charge.
Excluding the asbestos charges, RPM’s net income for the fourth quarter grew 29.0% to a record $73.6 million from $57.0 million in the fiscal 2005 fourth quarter, and diluted earnings per share grew 26.1%, to a record $0.58 from $0.46 a year ago.
The fourth-quarter loss before interest and taxes was $209.5 million, compared to earnings before interest and taxes (EBIT) of $84.2 million a year ago. Excluding the asbestos charges, EBIT in the fiscal 2006 fourth quarter grew 25.3% to $125.5 million from $100.2 million in the 2005 fourth quarter.
“This was a great quarter for RPM. Spring demand for our products and services was strong in both the industrial and consumer markets, generating organic sales growth in excess of 12%, including the benefit of higher average selling prices and unit volume growth. Our higher prices were able to better offset increased raw material costs this quarter, resulting in significant EBIT margin recovery,” said Frank C. Sullivan, RPM president and chief executive officer.
Fourth-Quarter Segment Sales and Earnings
Robust sales growth continued for RPM’s industrial segment, driven by ongoing strength in commercial and industrial markets. Industrial segment sales increased 28.4% to $536.9 million from $418.0 million in the 2005 fourth quarter. Of the increase, 13.2% was organic and 15.2% resulted from acquisitions, primarily the illbruck purchase. Industrial EBIT increased 28.1% to $68.9 million from $53.8 million a year ago.

Consumer segment sales increased 10.7%, as organic growth of 11.0% was partly offset by the sale of Thibaut Inc. on January 11, 2006. Consumer segment EBIT was up 27.4% to $72.3 million from $56.7 million in the fiscal 2005 fourth quarter.
Aside from the differences in asbestos charges, corporate/other expenses increased $5.3 million over the prior year’s fourth quarter, due mainly to higher health care costs for U.S. and Canadian employees and other growth-related employment costs. Despite this increase, total SG&A expenses declined as a percent of sales to 29.3% from 30.4% a year ago.
Fiscal 2006 Sales and Earnings
For the 2006 fiscal year, net sales increased 17.7% to a record $3.01 billion from $2.56 billion a year ago. The net loss for the year, including asbestos charges, of $76.2 million compared to net income of $105.0 million a year ago, including asbestos charges. The fiscal 2006 net loss per diluted share was $0.65, compared to earnings per diluted share of $0.86 in fiscal 2005.
The fiscal 2006 loss before interest and taxes of $81.1 million compared with EBIT of $199.1 million in fiscal 2005.
Excluding the asbestos charges, fiscal 2006 net income increased 8.8% to a record $168.1 million from $154.5 million, while earnings per diluted share were up 8.0% to a record $1.35 from $1.25 in fiscal 2005. EBIT increased 7.9% to $298.9 million from $277.1 million a year ago, prior to asbestos charges.
Industrial segment sales grew 25.7% for the year, to $1.81 billion from $1.44 billion. Industrial growth was 13.3% organic and 12.4% acquisition related, reflecting mainly the purchase of illbruck Sealant Systems on August 31, 2005. Industrial EBIT increased 20.8% to $202.9 million from $168.0 million a year ago.
Consumer segment sales increased organically 7.4%, to $1.20 billion from $1.11 billion a year ago. Consumer EBIT increased 8.2% to $159.3 million from $147.2 million in fiscal 2005.
“Most RPM business units posted solid sales gains for the year despite numerous challenges, including the impact of the Gulf Coast hurricanes and dramatic increases in raw material costs. A number of newer products and programs that we’ve seeded in recent years also contributed nicely to our growth, including service businesses and geographic expansions,” said Sullivan.
Cash Flow and Financial Position
RPM businesses generated cash from operations of $185.5 million in fiscal 2006, up 17.9% from $157.4 million a year ago. Capital spending for the year totaled $61.2 million, compared to depreciation of $56.5 million. Total debt was $876.6 million at the end of fiscal 2006, compared to $838.0 million a year ago. This increase resulted from acquisition costs, primarily illbruck, offset by the retirement of $150.0 million in 7.0% bonds that matured June 15, 2005. Due to the fiscal year loss brought about by the long-term asbestos reserve charge, stockholders’ equity declined to $925.9 million from $1.04 billion a year ago.

At May 31, 2006, RPM’s net debt-to-total capital ratio of 45.3% compared to 38.7% at May 31, 2005. “This ratio is well within our historic norms, and still provides the continued financial flexibility to pursue acquisitions over the course of the next fiscal year and beyond,” Sullivan said.
Asbestos Liability
As previously reported, RPM retained an independent consulting firm with expertise in asbestos valuation work to perform a comprehensive review of potential liability for future, unasserted asbestos claims. Based upon this study and review by the company’s Board and outside auditors, the company increased its existing asbestos reserve by $321 million (undiscounted) to cover the costs of future claims through May 2016.
“Based on our current outlook, we anticipate that the draw down of this reserve will be higher in its earlier years and decline over time, which is consistent with our recent experience,” Sullivan said. “While we may have to augment our reserves in the future, we believe this study reflects well on how we have managed this particular liability challenge, evidenced by this year’s lower costs. We are further heartened by an improving legal environment at the state level and greater public scrutiny of the abuses inherent in this litigation. Separately, we continue to aggressively pursue legal action against our insurers, which could result in certain prior and future costs being covered by third party insurance,” he said.
Related payments for indemnity and defense costs of $12.9 million this fourth quarter bring the 2006 fiscal-year total to $59.9 million, or 11.1% lower than the $67.4 million paid during fiscal 2005. The company took an additional $14.0 million charge this fourth quarter to increase its asbestos liability reserves to fully provide for known, in-house claims at year end. Total asbestos reserves on RPM’s May 31, 2006 balance sheet amounting to $421.3 million will be drawn down as expenditures are made for indemnity and defense costs in coming years, and adjusted when necessary.
Business Outlook
“We’re hopeful that the long-term asbestos liability reserve established in the fourth quarter will help alleviate the cloud of uncertainty that has somewhat dampened investor interest in RPM and obscured our otherwise strong fundamental performance over the past several years,” Sullivan said.
“The nature of RPM’s diversified and well-balanced product portfolio is not overly reliant on a particular industry or segment of the economy, and most of our annual sales are tied to maintenance, repair, upgrade and improvement applications, which also gives us confidence for continuing growth despite today’s climate of rising interest rates,” he said. “Our unit sales volume remains strong and gross margins are beginning to improve. However, we remain concerned about the direction of raw material costs in light of the current geopolitical climate and associated impacts on the price of oil and commodities in general, as well as other related costs. For fiscal 2007, we anticipate 8% to 10% sales growth and 10% and 12% earnings growth, subject to those issues.
“In addition, our acquisition program, which increased sales by 6.9% this past year, remains in full gear and we will continue to pursue appropriate strategic transactions,” Sullivan concluded.

Webcast and Conference Call Information
RPM management will host a conference call to further discuss these results beginning at 10:00 a.m. Eastern Time today. The call can be accessed by dialing 800-638-4817 or 617-614-3943 for international callers. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The call, which will last approximately one hour, will be open to the public, but only financial analysts will be permitted to ask questions. The media and all other participants will be in a listen-only mode. For those unable to listen to the live call, a replay will be available from approximately 12:00 noon Eastern Time on July 24 until 11:59 p.m. Eastern Time on July 31, 2006. The replay can be accessed by dialing 888-286-8010 or 617-801-6888. The access code is 52631654. The call also will be available both live and for replay, and as a written transcript, via the Internet on the RPM web site at http://www.rpminc.com.
About RPM
RPM International Inc., a holding company, owns subsidiaries that are world leaders in specialty coatings and sealants serving both industrial and consumer markets. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and specialty chemicals. Industrial brands include Stonhard, Tremco, illbruck, Carboline, Day-Glo, Euco and Dryvit. RPM’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement, automotive and boat repair and maintenance, and by hobbyists. Consumer brands include Zinsser, Rust-Oleum, DAP, Varathane, Bondo and Testors.
For more information, contact Glenn R. Hasman, vice president — finance and communications, at 330-273-8820 or ghasman@rpminc.com.
This press release contains “forward-looking statements” relating to the business of the company. These forward-looking statements, or other statements made by the company, are made based on management’s expectations and beliefs concerning future events impacting the company and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond the control of the company. As a result, actual results of the company could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) general economic conditions; (b) the price, supply and capacity of raw materials, including assorted resins and solvents; packaging, including plastic containers; and transportation services, including fuel surcharges; (c) continued growth in demand for the company’s products; (d) legal, environmental and litigation risks inherent in the company’s construction and chemicals businesses and risks related to the adequacy of the company’s insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon the company’s foreign operations; (g) the effect of non- currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with the company’s ongoing acquisition and divestiture activities; (i) risks related to the adequacy of its contingent liability reserves, including for the company’s existing and future asbestos-related claims; and other risks detailed in the company’s other reports and statements filed with the Securities and Exchange Commission, including the risk factors set forth in the company’s prospectus and prospectus supplement included as part of the company’s Registration Statement on Form S-4 (File No. 333-120536), as the same may be amended from time to time. RPM does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.
# # #

CONSOLIDATED STATEMENTS OF INCOME
IN THOUSANDS, EXCEPT PER SHARE DATA

	AS REPORTED				ADJUSTED (a)
	Year Ended		Three Months Ended		Year Ended		Three Months Ended
	May 31,		May 31,		May 31,		May 31,
	2006	2005	2006	2005	2006	2005	2006	2005
			(Unaudited)		(Unaudited)
Net Sales	$3,008,338	$2,555,735	$909,161	$754,416	$3,008,338	$2,555,735	$909,161	$754,416
Cost of sales	1,756,770	1,449,184	517,311	424,557	1,756,770	1,449,184	517,311	424,557

Gross profit	1,251,568	1,106,551	391,850	329,859	1,251,568	1,106,551	391,850	329,859
Selling, general & administrative expenses	952,700	829,445	266,375	229,696	952,700	829,445	266,375	229,696
Asbestos charges	380,000	78,000	335,000	16,000
Interest expense, net	41,343	35,378	12,952	9,893	41,343	35,378	12,952	9,893

Income (loss) before income taxes	(122,475)	163,728	(222,477)	74,270	257,525	241,728	112,523	90,270
Provision (benefit) for income taxes	(46,270)	58,696	(80,471)	28,064	89,406	87,194	38,945	33,237

Net Income (Loss)	$(76,205)	$105,032	$(142,006)	$46,206	$168,119	$154,534	$73,578	$57,033

Basic earnings (loss) per share of common stock	$(0.65)	$0.90	$(1.21)	$0.39	$1.44	$1.32	$0.63	$0.49

Diluted earnings (loss) per share of common stock (b)	$(0.65)	$0.86	$(1.21)	$0.37	$1.35	$1.25	$0.58	$0.46

Average shares of common stock outstanding — basic	116,837	116,899	117,213	117,489	116,837	116,899	117,213	117,489

Average shares of common stock outstanding — diluted (b)	116,837	126,364	117,213	126,973	127,676	126,364	128,103	126,973

(a)	Adjusted figures presented remove the impact of the additional asbestos charges taken during each period presented.

(b)	Conversion of the net issuable common share equivalents and the shares related to convertible securities for the three months and year ended May 31, 2006 as-reported figures were not assumed, since the results would have been anti-dilutive.
SUPPLEMENTAL SEGMENT INFORMATION
IN THOUSANDS

	AS REPORTED				ADJUSTED (a)
	Year Ended		Three Months Ended		Year Ended		Three Months Ended
	May 31,		May 31,		May 31,		May 31,
	2006	2005	2006	2005	2006	2005	2006	2005
			(Unaudited)		(Unaudited)
Net Sales:
Industrial Segment	$1,811,590	$1,441,548	$536,868	$418,008	$1,811,590	$1,441,548	$536,868	$418,008
Consumer Segment	1,196,748	1,114,187	372,293	336,408	1,196,748	1,114,187	372,293	336,408

Total	$3,008,338	$2,555,735	$909,161	$754,416	$3,008,338	$2,555,735	$909,161	$754,416

Income (Loss) Before Income Taxes (b):
Industrial Segment
Income Before Income Taxes (b)	$201,230	$168,578	$67,764	$54,015	$201,230	$168,578	$67,764	$54,015
Interest (Expense), Net	(1,711)	532	(1,108)	255	(1,711)	532	(1,108)	255

EBIT (c)	$202,941	$168,046	$68,872	$53,760	$202,941	$168,046	$68,872	$53,760

Consumer Segment
Income Before Income Taxes (b)	$159,147	$147,601	$72,121	$56,894	$159,147	$147,601	$72,121	$56,894
Interest (Expense), Net	(142)	415	(173)	148	(142)	415	(173)	148

EBIT (c)	$159,289	$147,186	$72,294	$56,746	$159,289	$147,186	$72,294	$56,746

Corporate/Other
(Loss) Before Income Taxes (b)	$(482,852)	$(152,451)	$(362,362)	$(36,639)	$(102,852)	$(74,451)	$(27,362)	$(20,639)
Interest (Expense), Net	(39,490)	(36,325)	(11,671)	(10,296)	(39,490)	(36,325)	(11,671)	(10,296)

EBIT (c)	$(443,362)	$(116,126)	$(350,691)	$(26,343)	$(63,362)	$(38,126)	$(15,691)	$(10,343)

Consolidated
Income (Loss) Before Income Taxes (b)	$(122,475)	$163,728	$(222,477)	$74,270	$257,525	$241,728	$112,523	$90,270
Interest (Expense), Net	(41,343)	(35,378)	(12,952)	(9,893)	(41,343)	(35,378)	(12,952)	(9,893)

EBIT (c)	$(81,132)	$199,106	$(209,525)	$84,163	$298,868	$277,106	$125,475	$100,163

(a)	Adjusted figures presented remove the impact of the additional asbestos charges taken during each period presented.

(b)	The presentation includes a reconciliation of Income (Loss) Before Income Taxes, a measure defined by Generally Accepted Accounting Principles (GAAP) in the United States, to EBIT.

(c)	EBIT is defined as earnings (loss) before interest and taxes. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to corporate acquisitions, as opposed to segment operations. We believe EBIT is useful to investors for this purpose as well, using EBIT as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, operating income as determined in accordance with GAAP, since EBIT omits the impact of interest and taxes in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness and ongoing tax obligations. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.

CONSOLIDATED BALANCE SHEETS
IN THOUSANDS

	May 31, 2006	May 31, 2005
Assets
Current Assets
Cash and short-term investments	$108,616	$184,140
Trade accounts receivable	671,197	571,649
Allowance for doubtful accounts	(20,252)	(18,565)

Net trade accounts receivable	650,945	553,084
Inventories	399,014	334,404
Deferred income taxes	48,885	40,876
Prepaid expenses and other current assets	161,758	156,491

Total current assets	1,369,218	1,268,995

Property, Plant and Equipment, at Cost	887,276	775,564
Allowance for depreciation and amortization	(442,584)	(385,586)

Property, plant and equipment, net	444,692	389,978

Other Assets
Goodwill	750,635	663,224
Other intangible assets, net of amortization	321,942	275,744
Other	93,731	49,534

Total other assets	1,166,308	988,502

Total Assets	$2,980,218	$2,647,475

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$333,684	$274,573
Current portion of long-term debt	6,141	97
Accrued compensation and benefits	136,384	95,667
Accrued loss reserves	66,678	65,452
Asbestos-related liabilities	58,925	55,000
Other accrued liabilities	111,688	84,550

Total current liabilities	713,500	575,339

Long-Term Liabilities
Long-term debt, less current maturities	870,415	837,948
Asbestos-related liabilities	362,360	46,172
Other long-term liabilities	108,002	71,363
Deferred income taxes	—	78,914

Total long-term liabilities	1,340,777	1,034,397

Total liabilities	2,054,277	1,609,736

Stockholders’ Equity
Preferred stock; none issued
Common stock (outstanding 118,743; 117,554)	1,187	1,176
Paid-in capital	545,422	526,434
Treasury stock, at cost
Accumulated other comprehensive income	29,839	10,004
Retained earnings	349,493	500,125

Total stockholders’ equity	925,941	1,037,739

Total Liabilities and Stockholders’ Equity	$2,980,218	$2,647,475

CONSOLIDATED STATEMENTS OF CASH FLOWS
IN THOUSANDS

	Year Ended May 31,
	2006	2005
Cash Flows From Operating Activities
Net income (loss)	$(76,205)	$105,032
Depreciation and amortization	74,299	65,992
Items not affecting cash and other	6,610	3,240
Changes in operating working capital	(25,881)	(24,486)
Changes in asbestos-related liabilities, net of tax	206,666	7,574

	185,489	157,352

Cash Flows From Investing Activities
Capital expenditures	(61,155)	(55,609)
Acquisition of businesses, net of cash acquired	(174,625)	(20,100)
Purchases of marketable securities	(59,416)	(44,309)
Proceeds from the sale of marketable securities	50,105	39,154
Proceeds from the sale of assets	9,282	5,426
Other	1,428	(530)

	(234,381)	(75,968)

Cash Flows From Financing Activities
Additions to long-term and short-term debt	186,772	200,153
Reductions of long-term and short-term debt	(152,862)	(79,665)
Cash dividends	(74,427)	(68,933)
Exercise of stock options	10,636	12,543

	(29,881)	64,098

Effect of Exchange Rate Changes on Cash and Short-Term Investments	3,249	4,099

Increase (Decrease) in Cash and Short-Term Investments	$(75,524)	$149,581